Exhibit 99.1

Contact:

Mark Beucler

Vice President, Finance, Chief Financial Officer and Treasurer

(508) 988-3200

Email: mbeucler@lifelinesys.com

Lifeline Systems Reports Double-Digit Gains in

Third-Quarter Revenues and Net Income

Company Achieves Several Financial and Operating Milestones

FRAMINGHAM, Mass.—October 14, 2003—Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, today announced its financial results for the third quarter and nine months ended September 30, 2003.

Lifeline reported an increase of 27 percent in net income for the third quarter of 2003 to $2.7 million, or $0.39 per diluted share, from $2.1 million, or $0.32 per diluted share, for the third quarter of 2002. Total revenues for the third quarter grew 12 percent to $29.4 million, from $26.3 million a year earlier. Service revenues rose 17 percent year-over-year, to $23.3 million from $19.8 million. Service revenues represented 79% of total revenues for the third quarter of 2003 compared to 75% for the third quarter of 2002. Product revenues decreased to $5.9 million in the third quarter of 2003 from $6.2 million in the third quarter of 2002. This five percent decline was driven by Lifeline’s continued shift in product mix to recurring service revenues.

For the nine months ended September 30, 2003, Lifeline reported net income of $7.1 million, an increase of 30 percent from $5.5 million for the first nine months of 2002. Earnings per share for the same period increased to $1.05 per diluted share, from $0.82 per diluted share for the same period in 2002. The 2003 net income includes the benefit of $0.4 million from a settlement with one of the Company’s former suppliers, which the Company recorded as a non-recurring item. Total revenues for the first nine months of 2003 rose nine percent to $84.8 million from $77.7 million for the comparable period in 2002.

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“Many of the key metrics by which we measure our performance showed improvements from the comparable third quarter of 2002,” said Ron Feinstein, president and chief executive officer. “Not only did our total revenues post a 12 percent gain from last year’s third quarter, but with the improvements we achieved in our margins and the mix of our revenues, a higher percentage of our top line flowed through to the bottom line, producing the 27 percent increase in net income. Our total gross margin increased to 52 percent from 51 percent and our service gross margin—a key driver of profitability—increased to 48 percent from 44 percent in last year’s third quarter, offsetting an expected reduction in our hardware margin to 66 percent from 72 percent. As a result of our higher service gross margin, return on sales increased to nine percent of total revenues in the third quarter of 2003, compared with eight percent for the same period in 2002.”

Feinstein continued, “Our operating performance demonstrated similarly strong results. We were successful in achieving a milestone in our average monthly revenue per subscriber, which crossed the $20.00 threshold for the first time. Our subscriber count grew six percent during the quarter to 384,000, from 362,000 a year earlier, bolstered in part by the subscriber count of Lifeline Canada, which exceeded 40,000 for the first time.”

“Our liquidity metrics were also strong for the quarter just ended,” said Mark Beucler, chief financial officer. “We produced record operating cash flows of $18.0 million for the first nine months of 2003, up from $14.6 million a year earlier. Our balance sheet cash position, $19.3 million as of September 30, 2003, was the highest in the Company’s history, up from $17.2 million as of June 30, 2003 with no offsetting debt obligations.”

Comments on Outlook

“Lifeline continues to seek innovative solutions to advance the profitability of its recurring revenue stream by increasing revenues per subscriber and reducing the cost of service with productivity and process improvements,” said Feinstein. “We expect to grow our business organically by continuing with our multi-year direct marketing program, maintaining our focus on market development, beginning to focus on the children as the caregivers for their aging parents, penetrating the senior living market, and continuing improvement in customer service performance.

Comments on the Stock Split

“Yesterday, given Lifeline’s strong performance this year—heightened by the exceptional results in the third quarter—the Company’s Board of Directors approved a two-for-one stock split, payable in the form of a stock dividend, subject to the approval of shareholders to increase the number of authorized shares,” said Feinstein. A special shareholder meeting will be scheduled as soon as possible, expected within the next 60 days.

About the Third-Quarter Conference Call

The financial information contained in this news release will be posted on the “News Releases” page of the Investor Relations section of Lifeline’s Web site at www.lifelinesys.com.

Lifeline will Webcast its quarterly conference call over the Internet at 10:00 a.m. ET on Wednesday, October, 15. On the conference call, Lifeline CEO Ron Feinstein and CFO Mark Beucler will summarize the Company’s quarterly financial results, review business and operations highlights from the quarter and discuss Lifeline’s strategic direction and growth initiatives. Those who wish to listen to the live broadcast should visit the Investor Relations section of the Company’s Web site at www.lifelinesys.com at least 15 minutes prior to the event and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

Lifeline’s third-quarter conference call also can be heard live by dialing (800) 289-0436 at least five minutes prior to the call. The confirmation code is 735570. The international dial-in number is (913) 981-5507. A replay of the call will be available from 1:00 p.m. ET on Wednesday, October 15, through midnight ET Tuesday, October 21. To access the replay, dial (888) 203-1112 (US) or (719) 457-0820, (International). The confirmation code is 735570.

About Lifeline Systems, Inc.

Lifeline Systems is the leading provider of personal response services in the United States and Canada, currently serving approximately 384,000 subscribers from response centers in Massachusetts, Ontario and Quebec. The Company is committed to providing reassurance and peace of mind to people who live alone and are faced with isolation and loneliness, as well as the need for emergency response. Lifeline does this by combining dedicated, well-trained people with advanced technology and a national support structure that accord subscribers the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems visit: www.lifelinesys.com.

Safe Harbor Language

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, specifically those concerning Lifeline’s ability to grow the business organically, obtain the requisite shareholder approval to increase the number of authorized shares, and the Company’s third-quarter 2003 financial and operating results, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk of adjustment to the Company’s quarterly financial statements upon review or audit, the risk that the Company’s new marketing initiatives will not be successful, the risk that a decline in the Company’s product revenues will not be offset by an increase in service revenues, the risks associated with the intended productivity improvements and other benefits from its CareSystem monitoring platform, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.

Lifeline Systems, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2003	2002	2003	2002
Revenues
Services	$23,258	$19,841	$66,910	$57,479
Net product sales	5,856	6,167	16,929	19,200
Finance and rental income	310	338	956	987

Total revenues	29,424	26,346	84,795	77,666

Costs and expenses
Cost of services	12,186	11,115	36,003	32,727
Cost of sales	2,019	1,746	5,518	5,978
Selling, general and administrative	10,268	9,548	30,837	28,463
Research and development	456	387	1,431	1,298
Restructuring and other non-recurring gain	—	—	(700)	—

Total costs and expenses	24,929	22,796	73,089	68,466

Income from operations	4,495	3,550	11,706	9,200
Other income, net	30	22	200	(37)

Income before taxes	4,525	3,572	11,906	9,163
Provision for income taxes	1,809	1,429	4,762	3,666

Net income	$2,716	$2,143	$7,144	$5,497

Net income per weighted average share:
Basic	$0.41	$0.33	$1.09	$0.86

Diluted	$0.39	$0.32	$1.05	$0.82

Weighted average shares:
Basic	6,637	6,458	6,541	6,407

Diluted	7,016	6,728	6,831	6,730

LIFELINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,317	$11,065
Accounts receivable, net	9,979	10,416
Inventories	6,334	5,457
Net investment in sales-type leases	2,199	2,220
Prepaid expenses and other current assets	2,447	2,323
Deferred income taxes	1,789	1,602

Total current assets	42,065	33,083
Property and equipment, net	33,059	31,418
Net investment in sales-type leases	4,501	4,434
Goodwill, net	7,226	7,226
Other intangible assets, net	8,951	7,365
Other assets	336	134

Total assets	$96,138	$83,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,072	$2,341
Accrued expenses	5,428	3,332
Accrued payroll and payroll taxes	4,861	4,409
Accrued income taxes	2,055	1,691
Deferred revenues	1,139	877
Current portion of capital lease obligation, product warranty and other current liabilities	279	575
Accrued restructuring and other non-recurring charges	—	310

Total current liabilities	16,834	13,535
Deferred income taxes	7,058	7,251
Long term portion of capital lease obligation and other non-current liabilities	203	81

Total liabilities	24,095	20,867
Commitments and contingencies
Stockholders’ equity:
Common stock, $ 0.02 par value, 20,000,000 shares authorized, 7,270,844 shares issued at September 30, 2003 and 7,101,227 shares issued at December 31, 2002	145	142
Additional paid-in capital	26,136	23,869
Retained earnings	50,720	43,576
Less: Treasury stock at cost, 621,089 shares at September 30, 2003 and December 31, 2002	(4,556)	(4,556)
Unearned compensation expense	(660)	—
Accumulated other comprehensive income/(loss)-cumulative translation adjustment	258	(238)

Total stockholders’ equity	72,043	62,793

Total liabilities and stockholders’ equity	$96,138	$83,660